Exhibit 99.1
Designer Brands Inc. Reports Fourth Quarter and Fiscal Year 2019 Financial Results

•Net sales increased 11.2% to $3.5 billion, after excluding net sales of exited business from fiscal 2018.
•Comparable sales for the fiscal year increased 0.8%, delivering a two-year comparable sales increase of 6.9%.
•Full year Reported EPS of $1.27 per diluted share, including net charges of $0.26 per diluted share from adjusted items.
•Full year Adjusted EPS of $1.53 per diluted share.
•Repurchased 7.1 million shares in fiscal 2019; returned $214.2 million to shareholders through share repurchases and dividends over the last 12 months.
•Board of Directors declared quarterly dividend of $0.10 per share.

COLUMBUS, Ohio, March 17, 2020 - Designer Brands Inc. (NYSE: DBI), one of North America's largest designers, producers and retailers of footwear and accessories, announced financial results for the thirteen week and fifty-two week periods ended February 1, 2020, compared to the thirteen week and fifty-two week periods ended February 2, 2019.

Chief Executive Officer Roger Rawlins, stated, "The impact of COVID-19 on our business and industry is unprecedented, and our thoughts are with those individuals who have been directly affected by the virus. At the direction of government officials to flatten the curve, and in an attempt to safeguard the long-term stability of our business, we have made the difficult decision to temporarily close our North American retail locations, as of close of business today. However, we will continue to serve our customers through our leading e-commerce infrastructure, which we have invested in heavily over the last few years. Our warehouses will remain open to fulfill our online orders, operating under our emergency preparedness plan, and all retail employees will be compensated in the near-term."

Mr. Rawlins continued, "In an abundance of caution and to preserve our financial flexibility during this difficult time, we have decided to reduce our dividend for the first quarter of fiscal 2020 to deliver a yield that we believe more appropriately aligns with the current stock price, yet remains near the top of our peer set. We have a solid balance sheet with modest bank debt levels outstanding, and we expect to return to normal investment and distribution policies as we return to normalcy and volatility subsides. Due to the current level of uncertainty, which we expect to continue in the coming months due to the rapidly evolving and unprecedented circumstances surrounding COVID-19, we are refraining from providing 2020 guidance.

"We are focused on preserving the long-term sustainability of our business. While we face new challenges as we progress through this extraordinarily challenging time, we have not lost sight of our overarching goal of becoming the leading footwear and accessories company in North America. We remain focused on strengthening our relationship with our customers and increasing our market share through the execution of our three strategic pillars of (1) developing differentiated products; (2) offering differentiated experiences, both in store and online; and (3) focusing on new growth opportunities to position Designer Brands well for the long term."

Full Year Operating Results
•Net sales increased 9.9% to $3.5 billion, including $448.3 million in sales from the Brand Portfolio segment, which includes $72.1 million in intersegment sales that is eliminated in consolidation.
•Comparable sales increased by 0.8% compared to last year’s 6.1% increase.
•Reported gross profit, as a percent of sales, decreased by 90 bps primarily due to the decline in the U.S. Retail segment, which was driven by higher shipping costs in the current year associated with higher digital penetration and a benefit recognized in fiscal 2018 as a result of adjusting our loyalty programs deferred revenue due to the relaunch of the DSW VIP rewards program. The Canada Retail segment gross profit margin improved primarily due to lower clearance activity with improvements in the inventory position and improved leverage in occupancy costs with the exit of the Town Shoes banner last year.
•Reported operating expenses, as a percent of net sales, decreased by 60 bps primarily driven by lower incentive compensation and marketing investments in fiscal 2019, and the impact of lease exit charges and acquisition-related costs in fiscal 2018, partially offset by the impact of including Camuto Group in the consolidated results and higher integration and restructuring charges in fiscal 2019.

•Reported net income was $94.5 million, or $1.27 per diluted share, including pre-tax charges totaling $26.8 million, or $0.26 per diluted share, primarily related to integration and restructuring expenses associated with the businesses acquired in fiscal 2018 and impairment charges.
•Adjusted net income was $114.3 million, or $1.53 per diluted share.

Balance Sheet Highlights
•Cash and investments totaled $111.5 million compared to $169.1 million at the end of fiscal 2018, and debt totaled $190.0 million at the end of fiscal 2019 compared to $160.0 million outstanding at the end of the prior year, reflecting share repurchase activity and payment of dividends in fiscal 2019.
•The Company ended the year with inventories of $632.6 million compared to $645.3 million last year. Excluding inventories from the acquisitions, inventories per square foot decreased by 2.7% year-over-year.
•During fiscal 2019, the Company repurchased 7.1 million shares for a total of $141.6 million with $334.9 million remaining under its share repurchase program. Since 2013, the Company has returned $966.8 million to shareholders through dividends and share repurchases.

Regular Dividend
Due to the COVID-19 situation, the Company's Board of Directors declared a quarterly cash dividend of $0.10 per share, a reduction from the previous level of $0.25 per share, in order to preserve the Company's liquidity. The dividend will be paid on April 10, 2020 to shareholders of record at the close of business on March 30, 2020.

Fiscal 2020 Annual Guidance
Given the uncertainty around the impact of COVID-19 on our supply chain and consumer demand in the U.S. and Canada, as well as other mitigation efforts such as store closures, the Company is not issuing guidance for fiscal 2020 at this time. The situation is rapidly evolving, and it is challenging to reliably quantify the impact of COVID-19. The Company remains committed to updating you as visibility increases once there is a return to normalcy.

Webcast and Conference Call
The Company is hosting a conference call today at 8:30 am Eastern Time. Investors and analysts interested in participating in the call are invited to dial 888-317-6003, or the international dial in, 412-317-6061, and reference conference ID number 9965105 approximately ten minutes prior to the start of the call. The conference call will also be broadcast live over the internet and can be accessed through the following link:
https://www.webcaster4.com/Webcast/Page/1213/32966
For those unable to listen to the live webcast, an archived version will be available at the same location until March 31, 2020. A replay of the teleconference will be available until March 31, 2020 by dialing the following numbers:
U.S.: 1-877-344-7529
Canada: 1-855-669-9658
International: 1-412-317-0088
Passcode: 10138931

About Designer Brands
Designer Brands is one of North America’s largest designers, producers and retailers of footwear and accessories. The Company operates a portfolio of retail concepts in nearly 1,000 locations under the DSW Designer Shoe Warehouse®, The Shoe Company® and Shoe Warehouse® banners and services footwear departments in the U.S. through its Affiliated Business Group ("ABG"). Designer Brands designs and produces footwear and accessories through Camuto Group, a leading manufacturer selling in more than 5,400 doors worldwide. Camuto Group owns licensing rights for the Jessica Simpson® footwear business, and footwear and handbag licenses for Lucky Brand® and Max Studio®. In partnership with a joint venture with Authentic Brands Group, Designer Brands also owns a stake in Vince Camuto®, Louise et Cie®, Sole Society®, CC Corso Como® and others. More information can be found at www.designerbrands.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Certain statements in this press release may constitute forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the use of forward-looking words such as "outlook," "believes," "expects," "potential," "continues," "may," "will," "should," "would," "seeks," "approximately," "predicts," "intends," "plans," "estimates," "anticipates," or the negative version of those words or other comparable words. These statements are based on the Company's current views and expectations and involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These factors include, but are not limited to: our success in growing our store base and digital demand; our ability to successfully integrate acquired businesses or realize the anticipated benefits of the acquisitions after we complete our integration efforts;
risks related to our international operations, including international trade, our reliance on foreign sources for merchandise, exposure to foreign tax contingencies, and fluctuations in foreign currency exchange rates;
our ability to protect our reputation and to maintain the brands we license; maintaining strong relationships with our vendors, manufacturers, licensors, and retailer customers; our ability to anticipate and respond to fashion trends, consumer preferences and changing customer expectations; risks related to the loss or disruption of our information systems and data and our ability to prevent or mitigate breaches of our information security and the compromise of sensitive and confidential data; our ability to comply with privacy laws and regulations, as well as other legal obligations; risks related to the loss or disruption of any of our distribution or fulfillment centers; our ability to execute our strategies; fluctuation of our comparable sales and quarterly financial performance; failure to retain our key executives or attract qualified new personnel; our reliance on our loyalty programs and marketing to drive traffic, sales and customer loyalty; continuation of agreements with and our reliance on the financial condition of Stein Mart; risks related to holdings of cash and investments and access to liquidity; our competitiveness with respect to style, price, brand availability and customer service; the imposition of increased or new tariffs on our products; risks related to the outbreak of the coronavirus and other adverse public health developments; uncertainty related to future legislation, regulatory reform, policy changes, or interpretive guidance on existing legislation; and uncertain general economic conditions. Risks and other factors that could cause our actual results to differ materially from our forward-looking statements are described in the Company's latest Annual Report on Form 10-K or other reports filed with the Securities and Exchange Commission. All forward-looking statements speak only as of the time when made. The Company undertakes no obligation to update or revise the forward-looking statements included in this press release to reflect any future events or circumstances.

DESIGNER BRANDS INC.
SEGMENT RESULTS
(unaudited)

Net Sales(1)
	Three months ended		Change
(dollars in thousands)	February 1, 2020	February 2, 2019	Amount	%	Comparable Sales %
Segment net sales:
U.S. Retail	$658,860	$655,702	$3,158	0.5%	(0.3)%
Canada Retail	57,596	67,721	(10,125)	(15.0)%	10.1%
Brand Portfolio	103,296	99,812	3,484	3.5%	98.8%
Other	28,155	29,018	(863)	(3.0)%	(1.8)%
Total segment net sales	847,907	852,253	(4,346)	(0.5)%	0.7%
Elimination of intersegment net sales	(18,287)	(10,176)	(8,111)	79.7%
Consolidated net sales	$829,620	$842,077	$(12,457)	(1.5)%

	Twelve months ended		Change
(dollars in thousands)	February 1, 2020	February 2, 2019	Amount	%	Comparable Sales %
Segment net sales:
U.S. Retail	$2,745,395	$2,738,989	$6,406	0.2%	0.3%
Canada Retail	249,017	220,325	28,692	13.0%	7.2%
Brand Portfolio	448,285	99,812	348,473	349.1%	98.8%
Other	122,090	128,968	(6,878)	(5.3)%	0.3%
Total segment net sales	3,564,787	3,188,094	376,693	11.8%	0.8%
Elimination of intersegment net sales	(72,100)	(10,176)	(61,924)	608.5%
Consolidated net sales	$3,492,687	$3,177,918	$314,769	9.9%

Store Data
	February 1, 2020		February 2, 2019
(square footage in thousands)	Number of Stores	Square Footage	Number of Stores	Square Footage
U.S. Retail segment - DSW Designer Shoe Warehouse	521	10,570	516	10,529
Canada Retail segment:
The Shoe Company / Shoe Warehouse	118	628	112	616
DSW Designer Shoe Warehouse	27	534	27	534
	145	1,162	139	1,150
Total operating stores	666	11,732	655	11,679
ABG stores serviced	283		287

Gross Profit(1)
	Three months ended
	February 1, 2020		February 2, 2019		Change
(dollars in thousands)	Amount	% of Segment Net Sales	Amount	% of Segment Net Sales	Amount	%	Basis Points
Segment gross profit:
U.S. Retail	$167,620	25.4%	$172,578	26.3%	$(4,958)	(2.9)%	(90)
Canada Retail	14,679	25.5%	12,786	18.9%	$1,893	14.8%	660
Brand Portfolio	20,861	20.2%	18,920	19.0%	$1,941	10.3%	120
Other	4,422	15.7%	5,626	19.4%	$(1,204)	(21.4)%	(370)
	207,582		209,910
Elimination of intersegment gross profit	(1,726)		(2,024)
Consolidated gross profit	$205,856	24.8%	$207,886	24.7%	$(2,030)	(1.0)%	10

	Twelve months ended
	February 1, 2020		February 2, 2019		Change
(dollars in thousands)	Amount	% of Segment Net Sales	Amount	% of Segment Net Sales	Amount	%	Basis Points
Segment gross profit:
U.S. Retail	$786,976	28.7%	$840,174	30.7%	$(53,198)	(6.3)%	(200)
Canada Retail	79,850	32.1%	55,937	25.4%	$23,913	42.7%	670
Brand Portfolio	114,170	25.5%	18,920	19.0%	$95,250	503.4%	650
Other	26,065	21.3%	25,252	19.6%	$813	3.2%	170
	1,007,061		940,283
Elimination of intersegment gross profit	(7,391)		(1,594)
Consolidated gross profit	$999,670	28.6%	$938,689	29.5%	$60,981	6.5%	(90)

(1) We changed our presentation of net sales and gross profit for all periods presented to include commission income. Previously reported other revenue, which primarily included operating sublease income, was reclassified to operating expenses.

Intersegment Eliminations
	Three months ended		Change
(dollars in thousands)	February 1, 2020	February 2, 2019	Amount	%
Elimination of intersegment activity -
Net sales recognized by Brand Portfolio segment	$(18,287)	$(10,176)	$(8,111)	79.7%
Cost of sales:
Cost of sales recognized by Brand Portfolio segment	11,787	7,668	4,119	53.7%
Recognition of intersegment gross profit for inventory previously purchased that was subsequently sold to external customers during the current period	4,774	484	4,290	886.4%
Gross profit	$(1,726)	$(2,024)	$298	(14.7)%

	Twelve months ended		Change
(dollars in thousands)	February 1, 2020	February 2, 2019	Amount	%
Elimination of intersegment activity -
Net sales recognized by Brand Portfolio segment	$(72,100)	$(10,176)	$(61,924)	608.5%
Cost of sales:
Cost of sales recognized by Brand Portfolio segment	51,068	8,098	42,970	530.6%
Recognition of intersegment gross profit for inventory previously purchased that was subsequently sold to external customers during the current period	13,641	484	13,157	2718.4%
Gross profit	$(7,391)	$(1,594)	$(5,797)	363.7%

DESIGNER BRANDS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in thousands)

	February 1, 2020	February 2, 2019
ASSETS
Cash and cash equivalents	$86,564	$99,369
Investments	24,974	69,718
Accounts receivable, net	89,151	68,870
Inventories	632,587	645,317
Prepaid expenses and other current assets	67,534	71,945
Total current assets	900,810	955,219
Property and equipment, net	395,009	409,576
Operating lease assets	918,801	—
Goodwill	113,644	89,513
Intangible assets	22,846	46,129
Deferred tax assets	31,863	30,283
Equity investment in ABG-Camuto	57,760	58,125
Other assets	24,337	31,739
Total assets	$2,465,070	$1,620,584
LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$299,072	$261,625
Accrued expenses	194,264	201,535
Current operating lease liabilities	186,695	—
Total current liabilities	680,031	463,160
Debt	190,000	160,000
Non-current operating lease liabilities	846,584	—
Other non-current liabilities	27,541	165,047
Total shareholders' equity	720,914	832,377
Total liabilities and shareholders' equity	$2,465,070	$1,620,584

DESIGNER BRANDS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in thousands, except per share amounts)

	Three months ended		Twelve months ended
	February 1, 2020	February 2, 2019	February 1, 2020	February 2, 2019
Net sales	$829,620	$842,077	$3,492,687	$3,177,918
Cost of sales	(623,764)	(634,191)	(2,493,017)	(2,239,229)
Operating expenses	(219,761)	(234,524)	(874,749)	(820,222)
Income from equity investment in ABG-Camuto	2,795	1,298	10,149	1,298
Impairment charges	(2,947)	(31,683)	(7,771)	(60,760)
Operating profit (loss)	(14,057)	(57,023)	127,299	59,005
Interest income (expense), net	(1,408)	(1,051)	(7,355)	1,288
Non-operating expenses, net	(42)	(22)	(170)	(49,616)
Income (loss) before income taxes and loss from equity investment in TSL	(15,507)	(58,096)	119,774	10,677
Income tax benefit (provision)	7,943	12,370	(25,277)	(29,833)
Loss from equity investment in TSL	—	—	—	(1,310)
Net income (loss)	$(7,564)	$(45,726)	$94,497	$(20,466)
Diluted earnings (loss) per share	$(0.11)	$(0.58)	$1.27	$(0.26)
Weighted average diluted shares	71,753	79,413	74,605	80,026

DESIGNER BRANDS INC.
NON-GAAP RECONCILIATION
(unaudited and in thousands, except per share amounts)

	Three months ended		Twelve months ended
	February 1, 2020	February 2, 2019	February 1, 2020	February 2, 2019
Reported net income (loss)	$(7,564)	$(45,726)	$94,497	$(20,466)
Pre-tax Adjustments:
Included in cost of sales -
Camuto Group inventory step-up	—	5,300	—	5,300
Included in operating expenses:
Lease exit and other termination costs	—	2,337	—	23,041
Acquisition-related costs and target acquisition costs	—	9,335	—	27,929
Amortization of intangible assets	365	788	1,028	1,017
Integration and restructuring expenses	4,148	2,342	17,722	5,613
Impairment charges	2,947	31,683	7,771	60,760
Included in non-operating expenses, net:
Fair value adjustments of TSL's previously held assets	—	—	—	33,988
Foreign currency transaction losses (gains)	43	(1)	259	15,389
Total pre-tax adjustments	7,503	51,784	26,780	173,037
Tax effect of adjustments	(3,602)	(13,650)	(6,995)	(22,125)
Tax expense impact as a result of Ebuys exit	—	—	—	2,265
Net tax expense impact of implementing the U.S. Tax Reform	—	2,144	—	2,144
Total adjustments, after tax	3,901	40,278	19,785	155,321
Adjusted net income (loss)	$(3,663)	$(5,448)	$114,282	$134,855
Reported diluted earnings (loss) per share	$(0.11)	$(0.58)	$1.27	$(0.26)
Adjusted diluted earnings (loss) per share	$(0.05)	$(0.07)	$1.53	$1.66

Non-GAAP Measures
In addition to diluted earnings (loss) per share and net income (loss) determined in accordance with accounting principles generally accepted in the United States ("GAAP"), the Company uses adjusted diluted earnings (loss) per share and adjusted net income (loss), which adjust for the effects of (i) lease exit and other termination costs; (ii) acquisition-related costs and target acquisition costs; (iii) impairment charges; (iv) integration and restructuring expenses; (v) amortization expense of intangible assets; (vi) inventory step-up; (vii) foreign currency losses (gains); (viii) fair value adjustments of TSL's previously held assets; and (ix) the net tax expense impact of such items, the net tax expense impact of implementing the U.S. Tax Reform and the net tax expense impact as a result of the Ebuys exit. The unaudited reconciliation of adjusted results should not be construed as an alternative to the reported results determined in accordance with GAAP. These financial measures are not based on any standardized methodology and are not necessarily comparable to similar measures presented by other companies. The Company believes these non-GAAP measures provide useful information to both management and investors to increase comparability to the prior periods by adjusting for certain items that may not be indicative of core operating measures and to better identify trends in our business. The adjusted financial results are used by management to, and allow investors to, evaluate the operating performance of the Company on a comparable basis, when reviewed in conjunction with the Company’s GAAP statements. These amounts are not determined in accordance with GAAP and therefore should not be used exclusively in evaluating the Company’s business and operations.

CONTACT: Edelman, DBI@edelman.com